EXHIBIT 10.1

DEVELOPMENT, DISTRIBUTION, AND MANUFACTURING AGREEMENT

This DEVELOPMENT, DISTRIBUTION, AND MANUFACTURING AGREEMENT (the “Agreement”) is entered into as of March 23, 2005 (the “Effective Date”), by and between RAPISCAN SYSTEMS, INC., a California corporation having a principal place of business at 12525 Chadron Avenue, Hawthorne, California 90250 (“Rapiscan”), and IMPLANT SCIENCES CORPORATION, a Massachusetts corporation having a principal place of business at 107 Audubon Road #5, Wakefield, Massachusetts 01880 (“IMX”).  Rapiscan and IMX shall be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, IMX is engaged in the business of developing, manufacturing, marketing, selling and servicing explosive and toxic substance trace detection devices for the Security Market (as defined herein);

WHEREAS, Rapiscan is engaged in the business of developing, manufacturing, marketing, selling and servicing products for the Security Market;

WHEREAS, IMX desires to grant Rapiscan an exclusive license to sublicense, market, sell and service the Quantum SnifferTM Products, as further defined herein, under a private label and upon the terms and subject to the conditions set forth herein;

WHEREAS, Rapiscan desires to provide IMX funding to develop systems and subsystems for an integrated baggage screening device and [*] for the Security Market; and

WHEREAS, Rapiscan and IMX desire to manufacture and sell the integrated baggage screening device and [*] resulting from the development of these devices.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties agree as follows:

1.                                      DEFINITIONS.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below.

“Affiliate” means with respect to any Party, any person or entity that, directly or indirectly, is controlled by, controls or is under common control with such Party.

“Agreement” means this Development, Distribution and Manufacturing Agreement, together with all exhibits, schedules and appendices hereto (which are hereby incorporated by reference herein), as the same may be amended or supplemented from time to time in accordance herewith.

“Patent Rights” means all patents, patent applications and rights to file patent applications that relate to any QSTM Product or its manufacture, sale, use, design, import and export and are licensed to, owned or controlled by IMX now or in the future, including those listed on Exhibit “A”

[*]  Information omitted due to confidential treatment.

attached hereto, and including, in each case, any improvements, reissues or extensions thereof and any foreign counterparts, divisions, continuations or continuation-in-part of any applications or substitutes therefore including any applications which may claim priority from patents included in the Patent Rights, whether listed in Exhibit “A” or otherwise.

“Product Approvals” means, for any country or other jurisdiction in the Territory, those regulatory approvals required for importation, exportation, promotion, pricing, marketing and sale of the QSTM Products in such country or other jurisdiction for use in the Territory.

“Product Specifications” means the detailed specifications developed for the QSTM Products..

“Proprietary Module” means the IMX Ion Source/Drift Tube Assembly.

“Proprietary Rights” means all proprietary rights and interests of every nature owned or licensed by IMX, as they relate to the QSTM Products or any other products which are subject to the terms and conditions herein, whether now existing or hereafter arising, including Patent Rights, in, to, related to or covering or incorporated into any Product, including those relating to their manufacture, sale, use or design and shall include inventions, ideas, improvements (including Improvements), manufacturing know-how, technology, trade secrets, and trademarks (including Trademarks (as defined herein)).

 “QSTM Private Label Products” means the QSTM Products, having a design and functionality identical to that of the QSTM Products (except for agreed changes), produced by or exclusively for Rapiscan.

“QSTM Products” means only the two (2) following IMX Quantum SnifferTM products, which are in existence and available for sale on a private-label basis to Rapiscan, immediately prior to the Effective Date: (i) a hand-held trace detection device, specifically known as model no. QS-H100; and (ii) a bench-top trace detection device, specifically known as model no. QS-BT100.  QSTM Products includes any improvements to, and derivatives of, (i) and (ii).

“QSTM Proprietary Rights” means all proprietary rights and interests of every nature owned or licensed by IMX, as they relate to QSTM Products, whether now existing or hereafter arising, including Patent Rights, in, to, related to or covering or incorporated into any QSTM Products, including those relating to their manufacture, sale, use or design and shall include inventions, ideas, improvements, manufacturing know-how, technology, trade secrets, and trademarks.

“QSTM Technology” means the proprietary  Ion Mobility Spectrometry technology developed by IMX.

“Rapiscan X-ray Products” means the belt-driven X-ray inspection devices manufactured and sold by Rapiscan.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory.

“Security Market” means any and all markets in the Territory, other than medical or non-destructive testing, related to the provision of security products and/or services.

“Standard List Price” means the best price at which IMX has sold the referenced product, other than distributors, subject to Rapiscan’s audit, measured at the time of the referenced Rapiscan order, but not taking into account special promotional pricing given to a third party with Rapiscan’s agreement.  If pricing is lowered within 90 days after a particular sale of products from IMX to Rapiscan, the newly-lowered price shall be considered the Standard List Price with respect to that sale; if pricing is lowered more than 90 days after a particular sale of products from IMX to Rapiscan, that sale will not be subject to a retro-active discount.

“Territory” means the entire world.

“Trademarks” means the trademarks described on Exhibit “A” attached hereto, and any additional trademarks owned or controlled by IMX that may be used from time to time with respect to the QSTM Products and/or Improvements, or any other products which are subject to the terms and conditions herein, whether now existing or hereafter arising

2.                                      GRANT OF LICENSE.

2.01                           With respect of the QSTM Private Label Products, and subject to the terms and conditions set forth in this Agreement, IMX hereby grants to Rapiscan a fully-paid and royalty free (except for the provisions of Section 6) exclusive right and license to purchase, use, sublicense, market, offer to sell, sell, import and otherwise exploit the QSTM Private Label Products throughout the Territory during the Term.  Subject to the terms and conditions of this Agreement, IMX agrees not to manufacture, license for manufacture, private-label, provide or sell the QSTM Products or QSTM Private Label Products to any third party that manufactures, licenses for manufacture, private-labels, provides or sells X-ray products to the Security Market, other than Rapiscan as provided for herein, within the Territory during the Term.  Notwithstanding the aforementioned, IMX will not be prevented from marketing and selling the QSTM Products to end-users through its direct sales force and/or independent third-party distributors (the “IMX Distributor”).  However, IMX agrees that it will not sell QSTM Products to the IMX Distributors if the IMX Distributor represents an X-ray product competitive to the Rapiscan X-ray Products and intends to bundle the QSTM Product with such competitive X-ray products, and IMX will procure that its products using QSTM Technology will never be sold to any manufacturer or seller of X-ray equipment, other than Rapiscan, and that IMX will not permit its distributors to have sub-distributors.  During the Term, IMX further agrees to take all actions reasonably requested by Rapiscan to prevent such unauthorized sales activity.  The Parties acknowledge and agree that with respect to any QSTM Private Label Products, the rights of the Parties as set forth herein shall survive the termination or expiration of this Agreement on a non-exclusive basis throughout the Territory in perpetuity.

2.02                           With respect to the Development Products (as defined in Section 5.01), and subject to the terms and conditions set forth in this Agreement, IMX hereby grants to Rapiscan a fully-paid and royalty free (except for the provisions of Section 6) exclusive right and license to purchase, use, sublicense, market, offer to sell, sell, import and otherwise exploit the Development Products throughout the Territory during the Term.  Subject to the terms and conditions of this Agreement, IMX agrees not to manufacture, license for manufacture, private-label, provide or sell the Development Products to any third party.  During the Term, IMX further agrees to take all actions reasonably requested by Rapiscan to prevent such unauthorized sales activity.  The Parties acknowledge and agree that with respect to any Development Products, the rights of the Parties as set forth herein shall survive the termination or expiration of this Agreement on a non-exclusive basis throughout the Territory in perpetuity.

2.03                           If at any time IMX shall cease to sell the QSTM Products for security and inspection applications, Rapiscan shall then have the right to manufacture the QSTM Products under the terms set forth under Section 3.04 of this Agreement, and Rapiscan shall have the exclusive right in the Territory to market, sell, and offer to sell the QSTM Products for security and inspection applications.  In the event Rapiscan exercises its right to manufacture pursuant to this Section 2.03, Rapiscan shall pay IMX a royalty as set forth in Section 6.01.

3.             QSTM PRIVATE LABEL PRODUCTS MANUFACTURE AND SUPPLY; RIGHTS TO PURCHASE.

3.01                           Product Orders.  All orders to purchase the QSTM Private Label Products from IMX shall be on Rapiscan’s standard form of purchase order and IMX shall deliver the QSTM Private Label Products in accordance therewith.  The provisions of this Agreement shall prevail over any inconsistent statements or provisions, rights and obligations contained in any document related to this Agreement passing between the Parties, including but not limited to, any purchase order, acknowledgment, confirmation and/or notice.  IMX acknowledges and agrees that Rapiscan shall have the right to purchase the QSTM Private Label Products, upon the terms and conditions set forth in this Agreement.  The Proprietary Module of the QSTM Products and QSTM Private Label Products will be sold by IMX to Rapiscan at no more than [*]per complete unit.

3.02                           Product Specifications; Packaging and Labeling.  All QSTM Private Label Products manufactured and delivered by IMX hereunder shall be in full compliance with Product Specifications and shall be ready for end-user sale, including all packaging, labeling, and instructions for use as approved by Rapiscan.  All QSTM Private Label Products shall include the Rapiscan brand names.  The design, size and location of each of such brand name shall be determined by Rapiscan in its sole discretion, and be labeled (including without limitation bar coding/UPN numbers) in accordance with the procedures specified from time to time by Rapiscan and Rapiscan shall have the right to review and comment on all packaging and labeling for the QSTM Private Label Products sold to Rapiscan on a private label basis.  Rapiscan may, in its sole option, include any QSTM Private Label Products as a component in any kit or collection of other products sold by Rapiscan into the Security Market.

3.03                           Obligation to Supply.  Subject to the terms and conditions set forth in this Agreement, during the Term, IMX shall manufacture, sell and deliver to Rapiscan, and Rapiscan will purchase from IMX, the QSTM Private Label Products, or Developed Products, or components thereof (collectively, “IMX Manufactured Products”), in such quantities as Rapiscan may request from time to time pursuant to the requirements set forth in Section 3.04.  Rapiscan shall be responsible for providing reasonable forecasts pursuant to the requirements set forth in Section 3.04.  If Rapiscan complies with Section 3.04, then IMX shall be obligated to maintain an adequate inventory of the IMX Manufactured Products in order to satisfy Rapiscan’s orders throughout the Territory and during the Term.  IMX shall deliver all of the IMX Manufactured Products ordered by Rapiscan on the date specified for delivery in the purchase order or, if no such date is specified, within sixty (60) days of the date of the purchase order for the QSTM Private Label Products.  In the event that Rapiscan places orders exceeding its forecast, IMX shall use its best efforts to deliver such order at the earliest possible date, but shall not be required to deliver such order in less than 60 days.  In the event Rapiscan places an order exceeding 100 units, Rapiscan shall have the right to require a second manufacturing source for such units.  At no time shall Rapiscan be required to provide IMX with any funding in advance with respect to its orders.

3.04                           Manufacturing Rights.  Rapiscan shall have the right, but not the obligation, to manufacture (including assembly) all or some (at Rapiscan’s election) components of the QSTM Private Label Products, other than the Proprietary Module, and any other electronic components that IMX currently purchases or manufactures (each a “Component” and collectively the “Components”) if Rapiscan can do so at a price equal to or less than the higher of: (a) the price IMX charges to Rapiscan for such Components; or (b) IMX’s cost as indicated by reasonable documentation.  Upon such election by Rapiscan to manufacture any Component, IMX shall buy from Rapiscan its entire requirement of that Rapiscan-manufactured Component.  If IMX outsources any manufacturing of Components, and receives a bona fide written offer from an unrelated and non-Affiliated third party whereby such third party offers to manufacture the Component(s) ordered by IMX from Rapiscan for a price less than the amount charged by Rapiscan, then Rapiscan shall have the option, in its sole discretion, to match such third party offer, whereupon IMX shall be obligated to purchase such Component(s) from Rapiscan at a price equal to the matched offer.  In the event Rapiscan elects not to match such third party offer, IMX may elect to have such third party manufacture the Component(s) on the terms and at the price set forth in such third party offer.  The Parties acknowledge and agree that Rapiscan shall have the right to match each and every offer made by any third party with respect to the manufacture of Components during the Term.  IMX acknowledges and agrees that within six (6) months after the Effective Date, IMX shall enter into good faith discussions with Rapiscan with respect to granting Rapiscan the exclusive right to manufacture the Proprietary Module such that the Proprietary Module shall then be a Component hereunder.  In the event Rapiscan elects to exercise its rights pursuant to this Section 3.04, then IMX agrees to provide Rapiscan with all specifications, criteria, standards, custom parts, and tooling reasonably necessary for Rapiscan to manufacture the Components.  IMX shall also provide such other assistance and materials that Rapiscan may reasonably request from time to time.  Any and all tooling developed and paid for by Rapiscan in connection with the manufacturing of Components shall at all times be the exclusive property of Rapiscan.  Upon request, IMX shall supply Rapiscan with a list of Components with respect to which IMX outsources manufacturing, including specifications for such Components.

3.05                           Forecasts.  Rapiscan shall provide IMX with monthly rolling 180-day forecasts of its requirements for products or components under this Agreement, of which the requirements for the first 60 days shall be binding, and the requirements for days 61 through 90 may be changed by no more than 50%.

3.06                           Product Pricing for QSTM Private Label Products.  Rapiscan shall purchase QSTM Private Label Products at a discounted purchase price as follows: i) the QS-H100 (ie., Handheld QSTM product) will initially be discounted by [*] from the Standard List Price for the first 25 units in a calendar year, and [*] from the Standard List Price for subsequent units in that calendar year, and reviewed periodically to determine mutually agreed upon adjustments to the discount resulting from efficiencies in the manufacturing cost of the product, and ii) the QS-BT100 (ie., Benchtop QSTM product) will be discounted by [*] from the Standard List Price for the first 25 units in a calendar year, and [*] for subsequent units in that year.  The parties agree that single orders in large quantities will be subject to a negotiated further discount.  Rapiscan may sell any QSTM Private Label Products at any price it desires, however, in no event shall IMX be obligated to sell any of such QSTM Private Label Products at a price lower than the Standard List Price less applicable discount as set forth in this Section 3.05.  Notwithstanding the discounts provided for the QSTM Private Label Products set forth herein, both Rapiscan and IMX shall periodically review the discounts, and make adjustments as are necessary.  Notwithstanding the foregoing, if a [*] discount from the lowest price that IMX charges or has charged any distributor, at the time of a Rapiscan order or for 120 days thereafter, for the product that Rapiscan ordered, would result in a lower price than the preceding formulas, IMX shall provide Rapiscan with the lower price calculated in accordance with this sentence.

3.07                           QSTM Private Label Products Installation, Training and Warranty.  Rapiscan shall perform all installation, training and shall fulfill the one year warranty service obligations in accordance with Section 7.  IMX shall fulfill its spare and warranty obligations set forth in Section 9.

3.08                           Payment.  Except as set forth below, IMX shall invoice Rapiscan for QSTM Private Label Products delivered to Rapiscan in accordance with this Agreement and the purchase orders therefore at the purchase price set forth above.  For a period of one (1) year commencing on the Effective Date, Rapiscan shall pay for the QSTM Private Label Products, as applicable, within thirty (30) days of the IMX invoice date for such products, and thereafter, until the expiration or termination of this Agreement, Rapiscan shall pay for the QSTM Private Label Products, as applicable, within sixty (60) days of the IMX invoice date for such products, in each case, provided there is no dispute regarding the validity of the invoice.

3.09                           Demos.  Upon Rapiscan’s request, IMX shall promptly provide and deliver to Rapiscan five demonstration units of the QSTM Private Label Products per fiscal year.  The purchase price for such demonstration units shall be at a [*] discount from the QSTM Products Standard List Price.  Rapiscan shall certify that such demonstration units shall not be resold; in the event that a demonstration unit purchased by Rapiscan is resold, Rapiscan shall pay IMX the difference between the prices stated in this Section 3.09, and the price Rapiscan otherwise would have paid.

3.10                           Shipping; Risk of Loss.  IMX shall ship QSTM Private Label Products ordered by Rapiscan hereunder in accordance with the purchase orders therefore via a common carrier selected by IMX, FOB IMX’s facility.  Title and risk of loss shall pass to Rapiscan upon shipment of the QSTM Private Label Products from IMX’s facility.

3.11                           Acceptance.  All QSTM Private Label Products will be subject to Rapiscan’s acceptance at Rapiscan’s designated destination point at any time after delivery, which acceptance will not be unreasonably withheld.  Rapiscan shall notify IMX within 90 days after delivery of any apparent defect in material or workmanship or non-conformity of any QSTM Private Label Product to the Product Specifications, Product Approvals or purchase order.  Rapiscan’s remedy in the event of any defect is to require IMX to promptly repair or replace, at IMX’s election and sole cost, the defective QSTM Product.  Without prejudice to any other right or remedy of Rapiscan, in the event any QSTM Private Label Product is defective in material or workmanship, or is otherwise not in conformity with the QSTM Product Specifications, Product Approvals or the requirements of Rapiscan’s purchase order, Rapiscan will have the right to reject such QSTM Private Label Product.  Any QSTM Private Label Product that has been rejected shall be replaced by and at the sole expense of IMX promptly after receipt of notice from Rapiscan.  Rapiscan will not be required to pay for any rejected item, or its shipping costs or any other costs related thereto.  Rapiscan will return all rejected QSTM Private Label Products to IMX at IMX’s sole expense.

3.12                           Changes.  IMX shall not make any significant changes to its manufacturing processes, any QSTM Private Label Product (including labeling) or to the QSTM Product Specifications, unless approved by Rapiscan in writing in advance (which approval shall not be unreasonably withheld), except to the extent required by law.  IMX shall notify Rapiscan not less than seven (7) days in advance of implementing any significant change to the QSTM Products or QSTM Product Specifications to be made.  Notwithstanding the aforementioned, should Rapiscan request new capability or engineering redesign of the QSTM Private Label Products to provide design modifications or additional functionality other than what is commercially available in the QSTM Products, then the cost of such modifications to design and/or functionality will be borne by Rapiscan on a time and material basis.

4.                                      PRODUCT DEVELOPMENT.

4.01                           QSTM Baggage Screening Development and Funding.  IMX shall use its QSTM Technology to develop the subsystem necessary for integration with the Rapiscan X-ray Products resulting in an integrated baggage screening device prototype capable of detecting trace and bulk explosives (the “QSTM Baggage Screening Prototype”).  Rapiscan shall provide IMX up to One Million Dollars ($1,000,000) to develop the QSTM Baggage Screening Prototype based upon a statement of work to be developed within ninety (90) days of the Effective Date (the “Baggage Screening Statement of Work”).  On the Effective Date, Rapiscan will make an initial payment of One Hundred Thousand Dollars ($100,000) in order to develop the Baggage Screening Statement of Work.  The Baggage Screening Statement of Work shall set forth the specifications, nature and timing of the work necessary to develop the QSTM Baggage Screening Prototype and three (3) key milestone dates to be used for purposes of evaluating the continued feasibility of development (the “Baggage Screening Milestone Dates”).  Upon acceptance by Rapiscan of the Baggage Screening Statement of Work (the “Baggage Screening Development Effective Date”), Rapiscan shall make a payment of Two Hundred Twenty Five Thousand Dollars ($225,000) to IMX in order to begin the development of the QSTM Baggage Screening Prototype.  At each Baggage Screening Milestone Date, and upon mutual agreement of the parties as to continued development of the QSTM Baggage Screening Prototype, Rapiscan shall pay IMX an additional Two Hundred Twenty Five Thousand Dollars ($225,000).  The Baggage Screening Statement of Work shall provide for IMX to use its best efforts to deliver two (2) QSTM Baggage Screening Prototypes within twelve (12) months of the Baggage Screening Development Effective Date.  Upon Rapiscan’s request for additional QSTM Baggage Screening Prototypes, which are not to be used for purpose of resell to end-user customers without IMX’s consent, IMX will build each additional prototype and Rapiscan shall pay IMX the cost of material, labor, and overhead, plus IMX’s G&A costs as set by the Defense Contract Audit Agency (“DCAA”) rate.  In the event, and at any time, that Rapiscan shall determine that continued development of the QSTM Baggage Screening Prototype is not feasible or will not result in a commercially viable product, then IMX will retain all rights to continue the development of the QSTM Baggage Screening Prototype and all exclusive rights to commercialize, manufacture, market, sell, and resell to third-parties, provided that IMX shall make any such sale only to end-users, and not to resellers, and Rapiscan shall have no further funding obligations with respect thereto.  IMX will be under no obligation to repay any funds provided by Rapiscan and Rapiscan shall have no rights to demand repayment of any funds provided through the time that Rapiscan may decide to decline from any further funding of the QSTM Baggage Screening Prototype development.

4.02                           QSTM [*] Development and Funding.  IMX shall use its QSTM Technology to develop the subsystem necessary for the development of [*] prototype capable of detecting trace explosives (the “QSTM [*] Prototype”).  Rapiscan shall provide IMX up to Two Million Dollars ($2,000,000) to develop the QSTM [*] Prototype (the “[*] Funding”) based upon a statement of work to be developed within ninety (90) days of the Effective Date (the “[*] Statement of Work”), and subject to limitations resulting from government funding as set forth in Section 4.04.  On the Effective Date, Rapiscan will make an initial payment of One Hundred Thousand Dollars ($100,000) in order to develop the [*] Statement of Work.  The [*] Statement of Work shall set forth the specifications, nature and timing of the work necessary to develop the QSTM [*] Prototype and three (3) key milestone dates to be used for purposes of evaluating the continued feasibility of development (the “[*] Milestone Dates”).  Upon acceptance by Rapiscan of the [*] Statement of Work (the “[*] Development Effective Date”), Rapiscan shall make a payment of Four Hundred Seventy Five Thousand Dollars ($475,000) to IMX in order to begin the development of the QSTM [*] Prototype.  At each [*] Milestone Date, and upon mutual agreement of the parties as to continued development of the QSTM [*] Prototype, Rapiscan shall pay IMX an additional Four Hundred Seventy Five Thousand Dollars ($475,000).  The [*] Statement of Work shall provide for IMX to use its best efforts to deliver one (1) QSTM [*] Prototypes within fourteen (14) months of the [*] Development Effective Date.  Upon Rapiscan’s request for additional QSTM [*] Prototypes, which are not to be used for purpose of resell to end-user customers without IMX’s consent, IMX will build each additional prototype and Rapiscan shall pay IMX the cost of material, labor, and overhead, plus IMX’s G&A costs as set by the Defense Contract Audit Agency (“DCAA”) rate.  In the event, and at any time, that Rapiscan shall determine that continued development of the QSTM [*] Prototype is not feasible or will not result in a commercially viable product, then IMX will retain all rights to continue the development of the QSTM [*] Prototype and all exclusive rights to commercialize, manufacture, market, sell, and resell to third-parties, provided that IMX shall make any such sale only to end-users, and not to resellers, and Rapiscan shall have no further funding obligations with respect thereto.  IMX will be under no obligation to repay any funds provided by Rapiscan and Rapiscan shall have no rights to demand repayment of any funds provided through the time that Rapiscan may decide to decline from any further funding of the QSTM Baggage Screening Prototype development.

4.03                           Adjustment to QSTM [*] Prototype Funding.  In the event that IMX receives a government award for the development of a [*]for the detection of trace explosives, then Rapiscan may adjust the [*] Funding, for purposes of developing the QSTM [*] Prototype, as follows:

(a)                                  If IMX receives government funding for the development of [*], Rapiscan’s funding obligation under Section 4.02 shall be reduced by the amount of such government funding.

(b)                                 In the event that Rapiscan’s funding is adjusted under Section 4.03(a), and on condition that Rapiscan has not determined that continued development of the QSTM [*] Prototype is not feasible or will not result in a commercially viable product, then IMX and Rapiscan shall, in good faith, cooperate to identify additional products to be developed for the Security Market using the QSTM Technology of types other than the products described in Sections 4.01 and 4.02 (the “Other QSTM Development Products”), and funding by Rapiscan in an amount equal to the reduction in funding under Section 4.03(a) shall be used to fund the Other QSTM Development Products upon terms and conditions similar to those set forth in this Agreement.

4.04                           Intellectual Property.  Intellectual property developed by a party in fulfilling its obligations under this Agreement shall remain the property of that party.  Intellectual property jointly developed under this agreement shall be jointly owned by the parties.  As used in this section, “intellectual property” includes rights protectable under patent, copyright, trademark, or similar rights of any kind.

5.                                      DEVELOPED PRODUCTS MANUFACTURE AND SUPPLY.

5.01                           Definition of Developed Products.  As used in this Agreement, the following terms shall have the indicated meanings:

(a)                                  “QSTM Baggage Screening Subsystem” means the commercial version of the QSTM Baggage Screening Prototype.

(b)                                 “Integrated Baggage Screening Device” means the developed device capable of detecting trace and bulk explosives through the combination of the QSTM Baggage Screening Subsystem and Rapiscan X-ray Products.

(c)                                  “[*] Trace Subsystem” means the commercial version of the QSTM [*] Prototype.

(d)                                 “[*]” means the developed device capable of detecting trace explosives using the QSTM [*] Trace Subsystem, exclusive of any other value added components integrated by Rapiscan.

(e)                                  “Development Products” means, collectively, the QSTM Baggage Screening Subsystem and the [*].

5.02                           Manufacturing Rights.  In the event that the Integrated Baggage Screening Device and/or the [*] go into production, then components of the QSTM Baggage Screening Subsystem or the [*] Trace Subsystem shall be added to the definition of “Components” under Section 3.04, and Rapiscan shall have the manufacturing rights set forth therein.  In the event that Rapiscan shall elect to manufacture all components of either the QSTM Baggage Screening Subsystem or the [*] Trace Subsystem, then Rapiscan shall pay the royalty set forth in Section 6.  If Rapiscan does not elect to manufacture any components of the [*] Trace Subsystem (as defined below), IMX shall sell the [*] Trace Subsystem to Rapiscan for a price that is currently estimated to be approximately [*], or if such price is ultimately agreed to be different, a different price will be negotiated in good faith with the goal of providing IMX with [*] in small quantities.

6.                                      ROYALTIES.

6.01                           QSTM Private Label Products Royalties.  In the event that IMX withdraws from the business of manufacturing and selling the QSTM Products or QSTM Private Label Products, then Rapiscan may elect to manufacture and sell the QSTM Products and QSTM Products on an exclusive basis.  In consideration of this exclusive right to manufacture and sell the QSTM Products and QSTM Private Label Products, Rapiscan shall pay to IMX a royalty of [*] on the net selling price of the QSTM Products and QSTM Private Label Products for the first twenty-five (25) units sold within each fiscal year (prorated for partial years); and ii) if Rapiscan sells more than twenty-five (25) units in that fiscal year (prorated for partial years), then royalties on all units sold in that fiscal year shall be [*].  For purposes of this section, “net selling price” means the selling price of the subject products, less (a) any amounts paid by Rapiscan to IMX for the purchase of components for those products, and (b) third party commissions.

6.02                           Integrated Baggage Screening Device Royalties.  Rapiscan shall pay to IMX a royalty on the sale of the Integrated Baggage Screening Device as follows: i) [*] of the Baggage Screening Value Added, as defined herein, for the first twenty-five (25) units sold within each fiscal year (prorated for partial years); and ii) if Rapiscan sells more than twenty-five (25) units in that fiscal year (prorated for partial years), then royalties on all units sold in that fiscal year shall be [*] of the Baggage Screening Value Added.  The Baggage Screening Value Added is defined as: i) the difference between Rapiscan’s selling price of the Integrated Baggage Screening Device and Rapiscan’s selling price of the comparable Rapiscan X-ray Product, less ii) the price paid to IMX by Rapiscan for any components purchased by Rapiscan from IMX, and less (iii) third party commissions.

6.03                           [*]Royalties.  Rapiscan shall pay to IMX a royalty on the sale of the [*] as follows: i) [*] Net Selling Price, as defined herein, for the first twenty-five (25) units sold within each fiscal year (prorated for partial years) and ii) if Rapiscan sells more than twenty-five (25) units in that fiscal year, then royalties on all units sold in that fiscal year shall be [*] Net Selling Price.  The [*]

Net Selling Price is defined as [*]the total selling price by Rapiscan of the [*]less: (a) the purchase price paid by Rapiscan to IMX for the [*]and any other components purchased by Rapiscan from IMX; and (b) third party commissions.  The [*] Net Selling Price excludes any value added components added to the [*] by Rapiscan.

6.04                           Time of Payment of Royalties.  With respect to each fiscal year in which royalties are due hereunder, Rapiscan shall pay all royalties due hereunder for that fiscal year on or before the 45th day after the end of the fiscal year, delivered concurrently with a statement indicating the manner in which the royalties were calculated.

6.05                           Fiscal Year.  As used in this Agreement, “fiscal year” means a yearly period ending June 30.

7.                                      PRODUCT SERVICES OBLIGATIONS.

7.01                           QSTM Private Label Products Services Obligations.  Commencing as of the Effective Date and after the training of Rapiscan personnel, Rapiscan shall service the QSTM Private Label Products sold by Rapiscan under IMX warranty and in accordance with Rapiscan’s standard service procedures.  IMX shall use commercially diligent efforts to train Rapiscan personnel.  IMX acknowledges and agrees that all QSTM Private Label Products shall include an IMX warranty in accordance with the terms and conditions of this Agreement.  Notwithstanding the foregoing, IMX acknowledges and agrees that Rapiscan shall have the exclusive right to provide warranty repair services for the QSTM Private Label Products for the term of any such warranty, as extended.  Rapiscan shall have the right to provide out of warranty repair service for the QSTM Private Label Products for the life of such QSTM Private Label Products upon such terms and conditions (including prices) as determined by Rapiscan in its sole discretion from time to time.

7.02                           Development Products Service Obligation.  Commencing as of the respective effective date of commercial availability of each of the Integrated Baggage Screening Device and [*], Rapiscan shall service the Development Products sold by Rapiscan.  IMX acknowledges and agrees that all Development Product subsystems shall include an IMX warranty in accordance with the terms and conditions of this Agreement.  Notwithstanding the foregoing, IMX acknowledges and agrees that Rapiscan shall have the exclusive right to provide warranty repair services for the Development Products for the term of any such warranty, as extended.  Rapiscan shall have the right to provide out of warranty repair service for the Development Products for the life of such Development Products upon such terms and conditions (including prices) as determined by Rapiscan in its sole discretion from time to time.

8.                                      REGULATORY APPROVALS AND COMPLIANCE.

8.01                           General.  IMX shall be responsible, at its sole cost and expense, notwithstanding those costs that are directly related to research and development and are funded by Rapiscan in accordance with the provisions of Section 4, for obtaining, maintaining and complying with all United States and foreign regulatory requirements and approvals (including all Product Approvals) necessary to promote and sell the QSTM Products, QSTM Private Label Products, and Development Products (collectively, the “Products”) in the Territory during the Term.  Should Rapiscan manufacture any Components, IMX shall provide Rapiscan with all information in its possession and such technical assistance as Rapiscan may reasonably request in order for Rapiscan to obtain, maintain, and comply with all United States and foreign regulatory requirements and approval (including Products Approvals) to which it may become subject as a manufacturer of the Components.  In addition, Rapiscan shall be responsible for obtaining any import or export licenses that may be required in order to ship a Product internationally, but IMX shall be obligated to provide Rapiscan with such technical information and assistance as Rapiscan may reasonably request in order that Rapiscan may submit information necessary to obtain import or export licenses, as applicable.  IMX shall promptly notify Rapiscan and provide to Rapiscan a copy or transcription, if available, of any communication from any Regulatory Authority relating to the Products, the marketing thereof or any related matter (including copies of all Product Approvals) and shall keep Rapiscan reasonably apprised of regulatory interactions and similar activities with governmental authorities and international bodies in connection with the Products.  In pursuing such approvals, IMX shall permit Rapiscan, upon reasonable request, to review IMX’s regulatory and ongoing trial plans (if any) for the Territory.

8.02                           Data.  IMX shall provide to Rapiscan copies of its existing technical and other data related to the Products to support Rapiscan’s marketing activities.  IMX shall update the data submissions it makes under this Section 8.02 and provide Rapiscan with all new data promptly after the same is developed, assembled or comes to the attention of IMX.  IMX shall also periodically (and in any event, no less frequently than once per calendar quarter) provide Rapiscan with a written report summarizing the progress of all product trials (if any) with respect to the Products.

8.03                           Product Recalls.  (a) If, in the reasonable judgment of IMX on an individual basis, or in the reasonable judgment of IMX and Rapiscan on a mutual basis, any Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding any Product, either Party may undertake such recall or issue such advisory letter, after consultation with the other Party.  Each Party shall notify the other Party in a timely manner prior to making any recall or issuing any advisory letter.  The Parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but such agreement will not be a precondition to any action that either Party deems necessary to protect users of the Products or to comply with any applicable governmental orders or mandates.  The Parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter.  The party responsible for the cause of the recall shall promptly pay or reimburse the non-responsible party for the reasonable costs of effecting such recall or issuing such advisory letter, including costs related to return of recalled Products and refunding to the non-responsible party any purchase price paid for recalled Products.  Notwithstanding anything in this Agreement to the contrary, Rapiscan shall have the right to manage any Product recall within the Territory.

(b)                                 In the event of a recall of any Product, IMX shall correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of such product, if applicable, and shall, at Rapiscan’s option, either, at IMX’s sole cost replace each unit of the Product recalled (including units held in inventory by Rapiscan or its customers) with a corrected Product within a reasonable period of time, or refund the full purchase price therefore. IMX shall reimburse Rapiscan for all costs and expenses (including shipping, quality control testing, notification and restocking costs) incurred by Rapiscan as a result of any recall.

8.04                           Notices.

(a)                                  IMX shall notify Rapiscan immediately if it becomes aware of any issue with the Products or their testing, manufacture, labeling or packaging, including any issue relating to regulatory compliance, safety or efficacy of such products.  Without limiting the generality of the foregoing, IMX will notify Rapiscan immediately if it becomes aware of any death or bodily injury caused by a Product (or suspected to be caused by a Product  or any malfunction of a Product occurring within the Territory.

(b)                                 Rapiscan shall notify IMX immediately if it becomes aware of any issue with a Product or its testing, manufacture, labeling or packaging, including any issue relating to regulatory compliance, safety or efficacy of a Product. Without limiting the generality of the foregoing, Rapiscan will notify IMX immediately if it becomes aware of any death or bodily injury caused by a Product (or suspected to be caused by a Product) or any malfunction of a Product.

8.05                           Compliance with Laws.  Each Party will comply with all applicable laws and regulations in the Territory pertaining to the testing, manufacture, labeling or packaging of the Products and in any other manner pertaining to performance by such Party of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements.  Each Party will also comply with all applicable laws and regulations of the countries and jurisdictions in the Territory pertaining to the import, export, distribution, sales and marketing of the Products.  Without limiting the generality of the foregoing, IMX or Rapiscan will (i) report to every applicable Regulatory Authority within any relevant time periods all events that are required to be reported (including without limitation any death or serious bodily injury caused by a Product); and (ii) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to every applicable Regulatory Authority.

8.06                           Manufacturing Requirements.  Each party will manufacture the Products in accordance with (a) the Product Specifications, (b) all applicable regulations, and (c) other pertinent rules and regulations of the Regulatory Authorities.  The Products will equal or exceed industry standards of quality, and the manufacturer shall maintain a quality assurance program that equal or exceeds industry standards, including compliance with standards published by the International Organization for Standardization.  Upon the request of the other party, the manufacturing party shall provide written evidence of compliance with the criteria set forth in the preceding sentence.

8.07                           Rapiscan  Inspection Rights and Regulatory Co-operation.

(a)                                  Rapiscan shall have the right to have its representatives present at the plant or plants at which the Products are manufactured during normal business hours to conduct an initial and periodic inspections of such facilities and manufacturing procedures for compliance with the Product Specifications and Rapiscan’s quality assurance requirements and to inspect IMX’s inventory of the Products, work-in-process, raw materials to be used for the Products, production records and such other matters as may be pertinent to proper quality assurance of the Products to be delivered hereunder.  Rapiscan agrees to give IMX a minimum of five (5) days’ prior notice of any such inspection.  IMX shall use commercially reasonable efforts to promptly take such action as is required to correct any deficiencies identified by Rapiscan relating to such facilities and procedures and/or the production of any Product.  IMX further agrees to use commercially reasonable efforts to provide such documentation or conduct such analysis as Rapiscan may reasonably request in connection with any regulatory submission or audit.

(b)                                 IMX agrees to assist Rapiscan in arranging visits and inspection of the plants at which IMX’s vendors manufacture any component (if applicable), material, sub-assembly or service for any Product.  Subject to the terms and conditions of this Agreement, IMX may not outsource manufacturing of sub-components of any Product, or change any supplier, including engaging a new supplier or changing an existing supplier, for any component material, sub-assembly or service relating to any Product without providing ninety (90) days advance written notice to Rapiscan.

8.08                           Regulatory Audit.  IMX will permit authorized representatives of any Regulatory Authority to inspect IMX’s plant and production facilities relating to or used in connection with the manufacture of the Products and will promptly notify Rapiscan when IMX receives notice of any such inspection.  IMX will advise Rapiscan of the findings of any regulatory inspection and will take the necessary steps reasonably promptly to correct any compliance deficiencies found by the Regulatory Authority relating to the production of the Products.  IMX further agrees to use commercially reasonable efforts to provide to Rapiscan such documentation or conduct such analyses as Rapiscan may reasonably request in connection with any regulatory submission or audit concerning the Products.

8.09                           Complaints.  IMX will perform complaint evaluations in order to investigate the cause of any complaints and to determine any required corrective actions.  IMX will maintain records of such investigations.  IMX has a period of seven (7) business days from the time it receives a request from Rapiscan to perform a complete investigation that contains a root cause analysis, and corrective action recommendations.  IMX will also maintain a cross-reference system from IMX’s complaint handling system to Rapiscan’s complaint handling system.  IMX will complete all corrective actions, including corrective actions identified in a response to Rapiscan pursuant to this Section 8.09 or corrective actions reasonably requested by Rapiscan, within ninety (90) days.

9.                                      INTELLECTUAL PROPERTY.

9.01                           Trademark License.  Subject to the terms and conditions of this Agreement, IMX hereby grants to Rapiscan a fully-paid and royalty-free right and license to use the Trademarks in connection with sublicensing, promoting, marketing, selling, and/or delivering the Products and the in the Territory.  Rapiscan shall not be obligated to use the Trademarks in connection with sublicensing, promoting, marketing, selling, distributing and/or delivery of any Product.  IMX shall take such actions as are reasonably required to maintain the Trademarks in effect, and shall inform Rapiscan of any changes in or additions to the Trademarks. Without limiting the foregoing, Rapiscan shall be entitled to use its own trademarks, or its Affiliate(s), in connection with sublicensing, promoting, marketing, selling, distributing and/or delivering of the Products, which trademarks shall remain at all times the exclusive property of Rapiscan, or its Affiliate(s) (as applicable).  The Parties acknowledge and agree that the Trademarks shall remain at all times the exclusive property of IMX.

9.02                           Infringement.

(a)                                  (a) Each Party will notify the other Party in writing of any infringement of a Patent Right or Trademark or any other intellectual property right within thirty (30) days after it becomes aware of such infringement or unauthorized disclosure.  IMX shall have the exclusive right at its own cost to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement of a Patent Right or Trademark or any other intellectual property right.

(b)                                 IMX shall permit Rapiscan to participate at its own cost in any legal action brought by IMX to eliminate or minimize the consequences of any infringement of a Patent Right or Trademark.

(c)                                  All proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to Section 9.02(a) above and in which Rapiscan participates as described in Section 9.02(b) above shall be shared on a pro-rata basis in accordance with the out-of-pocket costs by IMX and Rapiscan with respect to such infringement.  Notwithstanding the foregoing, if IMX notifies Rapiscan in writing that it does not intend to exercise its rights to take legal action to eliminate or minimize the consequences of an infringement of a Patent Right or Trademark or any other intellectual property right, then (i) Rapiscan may pursue legal action with respect of such infringement in its own name or in the name of IMX at Rapiscan’s sole cost, (ii) IMX shall cooperate with Rapiscan in connection therewith, and (iii) Rapiscan shall be entitled to one hundred percent (100%) of the proceeds realized from any judgment or settlement in connection with such legal action.

9.03                           Patent Prosecution.  IMX shall apply for, prosecute and maintain, during the term of this Agreement, the Patent Rights listed in Exhibit “A” hereto. IMX shall keep Rapiscan advised as to the issuance or lapse of any Patent Rights.

9.04                           Patent Prosecution Costs.  Payment of all fees and costs relating to the filing, prosecution and maintenance of the Patent Rights shall be the sole responsibility of IMX.

10.                               CERTAIN OBLIGATIONS OF IMX.

10.01                     Product Information.  IMX will furnish to Rapiscan any and all product handling manuals, sales literature, and other applicable information relating to the Products, including such information as is necessary or appropriate for Rapiscan to formulate any other manuals, promotional materials and warning labels deemed necessary or appropriate by Rapiscan  (collectively, the “Product Information”).  IMX represents and warrants that the Product Information shall be accurate and complete in all material respects, and undertakes to update any such Product Information when any information included therein becomes outdated, inaccurate or misleading.  Rapiscan shall have the right, but not the obligation, to produce, at its expense and with the approval of IMX (which approval will not be unreasonably withheld), promotional material, product handling manuals, instructions for use, warning labels and other written information relating to the Products which is based in whole or in part on the material supplied by IMX.

10.02                     Training Advice and Assistance.  IMX will provide reasonable technical assistance and training regarding the Products for Rapiscan’s representatives as Rapiscan reasonably requests.  IMX shall also provide to Rapiscan other services or other support information to assist Rapiscan in marketing the Products as Rapiscan reasonably requests.  Rapiscan shall be solely responsible for providing training and assistance to its customers for the use of the Products at its own cost and expense.

11.                               REPRESENTATIONS AND WARRANTIES.

11.01                     Mutual Representations and Warranties.  Each of the Parties hereby represents and warrants to the other that:

(a)                                  it is a duly and validly organized and existing corporation in good standing, in the case of Rapiscan under the laws of the State of California, and in the case of IMX, under the laws of the Commonwealth of Massachusetts, and that it or its Affiliates that may be performing its obligations under this Agreement are legally qualified to do business in each jurisdiction in which this Agreement may be performed and its activities hereunder requires such qualification;

(b)                                 the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of, or constitute a default under, its Certificate of Incorporation or Articles of Incorporation, as applicable, or By-Laws, or other organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject; and

(c)                                  all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legal binding obligation, enforceable against such Party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

11.02                     Product Warranty.  IMX represents and warrants to Rapiscan that all Products supplied to Rapiscan hereunder shall: (i) conform to the relevant Product Specifications, (ii) be manufactured, labeled, packaged and tested (while in the possession or control of IMX) in accordance with the applicable Product Approvals therefore and the applicable laws and regulations in each country or jurisdiction within the Territory relating to the manufacture, labeling, packaging and testing of the Products, (iii) be free from defects in design, materials and workmanship, (iv) at all times be merchantable and fit for intended uses, and (v) be free and clear of all liens and encumbrances.

11.03                     Non-Infringement and Ownership.  IMX represents and warrants to Rapiscan that (i) the Trademarks, Patents, and any other intellectual property rights underlying the Products now or in the future do not and shall not infringe the rights of any third parties, and (ii) IMX is the exclusive owner of the Trademarks, Patents and all other intellectual property rights related to any of them or the Products, (iii) said Trademarks and Patents are valid and enforceable and in good standing, and (iv) IMX has the sole right to use the Trademarks and Patents throughout the Territory as well as any other intellectual property rights necessary for Rapiscan to exploit the Products.

12.                               INDEMNIFICATION. IMX shouldn’t have any problems with any Rapiscan infringement, since Rapiscan is downstream.

12.01                     Infringement Indemnification with Respect to the Products.  IMX shall defend, indemnify and hold harmless Rapiscan, its subsidiaries, parent corporations, Affiliates, officers, directors, shareholders, partners, employees, agents, and their respective successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney’s fees and those that may be asserted by a third party) or liability (collectively, “Losses”) arising from or related to an allegation that any Product infringes or misappropriates any intellectual property right of any third party (including any patent, copyright, trade secret or trademark).

12.02                     Replacement Indemnification.  If any Product is deemed to be defective, IMX shall, at its own expense, replace the defective Product, as applicable, with a non-defective product conforming to the Product Specifications at no additional cost to Rapiscan.

12.03                     Other Claims.  Subject to the provisions of Section 12.05 below, each of IMX and Rapiscan (each, in such capacity, an “Indemnifying Party”) will defend, indemnify and hold harmless the other Party, its subsidiaries, parent corporations, Affiliates, officers, directors, partners, shareholders, employees, agents, and their respective successors and assigns (collectively, in such capacity, the “Indemnitees”) from and against any Losses, including Losses imposed upon the Indemnitee(s) by any third party, arising from or related to: (a) any breach of such Indemnifying Party’s representations and warranties, covenants or obligations under this Agreement; or (b) any negligence or intentional misconduct by such Indemnifying Party (or its employees, agents or representatives) in performing its obligations under this Agreement. Without limiting the foregoing, IMX shall defend, indemnify and hold harmless the Rapiscan Indemnitees from and against any Losses imposed upon the Rapiscan Indemnitees by any third party arising from or related to any of the Products in connection with any (i) regulatory claims or any injury, illness or death to the extent that such injury, illness or death resulted from the act or omission of IMX (or any person or entity acting on IMX’s behalf), (ii) a breach of any Product warranty, (iii) Product defect, and (iv) product liability claims.

12.04                     Procedure.  A Party seeking indemnification shall promptly notify the other Party in writing of a claim or suit; provided, that a Party’s failure to give such notice or delay in giving such notice shall not affect such Party’s right to indemnification under this Section 12 except to the extent that the other Party has been prejudiced by such failure or delay.  Neither Party has any obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent.  The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefore.  The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense.  The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnitee.

12.05                     Insurance.  At all times during which any Product is commercially distributed or sold by Rapiscan hereunder, as well as for a period of seven (7) years thereafter, both Rapiscan and IMX shall procure and maintain from a reputable insurer reasonably satisfactory to each other’s insurance, including product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. Such insurance policy shall at all times name Rapiscan as an additional insured thereunder.  It is understood that such insurance shall not be construed to create a limit of IMX’s liability with respect to its indemnification obligations under this Section 12.  IMX and Rapiscan shall provide each other with written evidence of such insurance on or before the Effective Date.  IMX and Rapiscan shall provide each other with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.  IMX shall promptly seek “certification” and “designation” of the Products under the S.A.F.E.T.Y. Act, as such terms are defined in such Act.  The parties shall cooperate and share equally in the costs of obtaining such “certification” and “designation” for any IMX Future Products or Improvements.

13.                               TERM AND TERMINATION.

13.01                     Term.  This Agreement shall take effect as of the Effective Date and shall remain in full force and effect for a period of seven (7) years from the Effective Date and shall automatically renew for an additional term of seven (7) years unless and until either Party elects to terminate this Agreement by providing written notice to the other Party of its election to terminate this Agreement at least six (6) months prior to the end of the initial seven (7) year term (the “Term”).

13.02                     Termination.

(a)                                  Either Party may terminate this Agreement at any time upon thirty (30) days prior written notice to the other Party in the event that the other Party shall have materially breached any of its obligations, representations or warranties hereunder and shall not have cured such breach within ninety (90) days of the receipt of such notice.

(b)                                 The Parties may also terminate this Agreement at any time upon mutual written agreement.

13.03                     Change of Control.  This Agreement shall not be terminated upon a change in control of either Party and, to the extent applicable, the Party undergoing a change of control shall cause such transferee to assume all of its duties and obligations hereunder.

13.04                     Effect of Termination.  Notwithstanding anything to the contrary contained herein, upon termination or expiration of this Agreement, IMX shall fill all Product orders placed by Rapiscan at any time prior to and including the date of termination or expiration in accordance with the terms of this Agreement.  Further, IMX shall fill all Product orders placed by Rapiscan with respect to Products which Rapiscan is permitted to continue to exploit in accordance with Sections 3, 5 and 6, if any, at any time following the date of termination or expiration of this Agreement (the “Post-Termination Orders”), provided that, any such Product orders, exclusive of orders for QSTM Private Label Products, shall be made on terms and conditions which are no less favorable to Rapiscan than as provided for in this Agreement.  With respect of Post-Termination Orders for the QSTM Private Label Products, the terms and conditions, including pricing, will be negotiated in good faith.  Following the date of such termination or expiration, Rapiscan shall continue to have all rights necessary or appropriate to manufacture, market, sell and service such Products (including Products delivered pursuant to Post-Termination Orders and any Products ordered by Rapiscan prior to termination or expiration), on a non-exclusive basis in perpetuity, and IMX shall continue to comply with all of its duties and obligations hereunder necessary or appropriate to facilitate such activities of Rapiscan.  The termination or expiration of this Agreement shall not affect the rights and obligations of either Party that may have accrued prior to the effective date of termination or any obligation that by its nature or express terms survives termination.

14.                               RAPISCAN COMPETITORS.

14.01                     Competitors.  During the Term, IMX hereby acknowledges and agrees that IMX and its Affiliates shall not accept, whether directly or indirectly, without Rapiscan’s prior written consent, any investments, solicitations, or any business of any kind whatsoever from any competitors of Rapiscan or its Affiliates (including without limitation, OSI Systems, Inc.) who are in direct or indirect competition with the development, manufacture, marketing or sales of Security Market products similar to those of Rapiscan or its Affiliates.

14.02                     Exclusion of [*].  Notwithstanding the restrictions set forth in Section 14.01, Rapiscan will allow IMX to engage in any and all business transactions with [*]and successors, including the distribution of QSTM Products and use of the QSTM Technology for integration with [*].  However, IMX will procure that no products sold by IMX to [*] will be resold, whether directly or indirectly, to a competitor of Rapiscan.

15.                               GENERAL PROVISIONS.

15.01                     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to its rules regarding conflicts of laws.

15.02                     Waiver.  Except as otherwise expressly set forth herein, no provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either Party, its agents or employees, except by an instrument in writing signed by an authorized officer of each Party.  No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

15.03                     Independent Contractors.  Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party.  This Agreement and the relations hereby established by and between IMX and Rapiscan do not constitute a partnership, joint venture, franchise, agency or contract of employment.

15.04                     Assignment.  Except as set forth in Section 15.03 above, (i) Rapiscan may not assign its rights or obligations hereunder without the prior written consent of IMX to any person or entity other than an Affiliate of Rapiscan, and (ii) IMX may not assign its rights or obligations hereunder without the prior written consent of Rapiscan to any person or entity other than an Affiliate of IMX. Subject to the limitations herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and permitted assigns of the Parties and shall not be deemed to be for the benefit of any other person or entity.  Any such successor or assignee of a Party’s interest shall upon request expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said Party and such succession or assignment shall not relieve the assignor of any of its obligations under this Agreement.

15.05                     Publicity.  Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the Parties hereto in writing, the Parties shall (a) keep the material terms of this Agreement confidential and (b) agree upon the text and the exact timing of any press release or public announcement relating to the transactions contemplated by this Agreement.  Such filing party shall seek confidential treatment for all of or, at a minimum, those sections of the Agreement containing confidential, proprietary, and trade secret information.  To the extent permitted by applicable law, the filing party shall consult with and seek assistance from the non-filing party in requesting such confidential treatment.

15.06                     Notices.  Unless otherwise provided herein, any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by reputable overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), and in the case of Rapiscan, addressed to the attention of President, with a copy to the attention of the General Counsel, Law Department, 12525 Chadron Avenue, Hawthorne, California 90250, and in the case of IMX, addressed to the attention of President at 107 Audubon Road, #5, Wakefield, Massachusetts 01880, or to such other place as any Party may designate as to itself by written notice to the other Party.

15.07                     Severability.  In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof.  The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

15.08                     Headings.  Headings of the sections and subsections of this Agreement are for reference purposes only and shall not limit or affect the meaning or construction of the terms and conditions hereof.

15.09                     Interpretation.  Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, unless the context otherwise requires.  Whenever the word “include”, “includes” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

15.10                     Entire Agreement; Amendment.  The terms and provisions contained in this Agreement constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof.  No agreement or understanding amending, supplementing or extending this Agreement shall be binding upon either Party unless it is in a writing and signed by the applicable Party.  Without limiting the foregoing, the parties anticipate that the Exhibits, annexes and schedules hereto may be amended or supplemented from time to time by mutual written agreement.

15.11                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12                     Specific Performance.  Each Party acknowledges that it will be impossible to measure in money the damage to the other Party if a Party fails to comply with the obligations imposed by this Agreement, and that, in the event of any such failure, the other Party will not have an adequate remedy at law or in damages.  Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other Party has an adequate remedy at law.  Each Party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other Party’s seeking or obtaining such equitable relief.

15.13                     Currency.  All payments due hereunder shall be made in U.S. Dollars.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

RAPISCAN SYSTEMS, INC.

By:	/s/ Deepak Chopra
Name: Deepak Chopra
Title: Chairman and CEO, OSI Systems Inc.

IMPLANT SCIENCES CORPORATION

By:	/s/ Anthony J. Armini
Name: Anthony J. Armini
Title: Chairman and CEO

Exhibit “A”

PATENTS AND TRADEMARKS

Filing Date	Title
3/5/02	18-0 Oxide Cyclotron Targets for 18F Production.

11/14/02	Cyclone Sampling Nozzle for an Ion Mobility Spectrometer.

11/14/02	Radiative Sample Warming for IMS.

1/22/03	Explosives Detection System.

1/7/04	Virtual Wall Gas Sampling for an Ion Mobility Spectrometer.

4/5/04	Modified Vortex for Ion Mobility Spectrometer.

5/25/04	Pulsed Vapor Desorber.

7/14/04	Flash Vapor Sampling for a Trace Chemical Detector.